UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 12, 2005 (December 6, 2005)
HOME INTERIORS & GIFTS, INC.
(Exact name of registrant as specified in its charter)

TEXAS (State or other jurisdiction of incorporation or organization)	333-62021 (Commission file number)	75-0981828 (I.R.S. Employer Identification No.)
1649 Frankford Road West
Carrollton, Texas 75007-4605
(Address of principal executive offices)
Registrant’s Telephone Number, Including Area Code: (972) 695-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     (a) Indemnification Agreements with Directors
     On December 6, 2005, Home Interiors & Gifts, Inc. (the “Company”) entered into an Indemnification Agreement (each, an “Indemnification Agreement”) with each director of the Company: Joseph Colonnetta, Jack D. Furst, Barbara Hammond, Michael D. Kelly, Christina L. Carter Urschel, Gretchen Minyard Williams, Robert H. Dedman, Jr., Sheldon I. Stein and Michael D. Lohner.
     The form of Indemnification Agreement provides indemnification for expenses, judgments, fines, penalties and amounts paid in settlement for the indemnitee thereunder who is party to a covered proceeding. Covered proceedings include those that are brought against the indemnitee because of (i) their service to the Company as a director, officer, controlling person, fiduciary, employee or agent of the Company, or any subsidiary of the Company (each a “Covered Role”); (ii) by reason of any action or inaction on the part of indemnitee serving in a Covered Role; or (iii) by reason of the fact that indemnitee is or was or may be deemed to be serving at the request of the Company as a director, officer, controlling person, fiduciary, employee, venturer, trustee, agent or other similar functionary of another entity, or by reason of any action or inaction on the part of such indemnitee while serving in such capacity.
     The form of Indemnification Agreement provides for indemnification of judgments, amounts paid in settlement and expenses for a proceeding if: (i) the indemnitee conducted himself or herself in good faith, (ii) the indemnitee reasonably believed (A) in the case of conduct in indemnitee’s official capacity as a director of the Company, that his or her conduct was in the Company’s best interests, and (B) in all other cases, that his or her conduct was at least not opposed to the Company’s best interests, and (iii) in the case of any criminal action or proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful.
     The form of Indemnification Agreement requires the Company to advance expenses incurred by the indemnitee, in connection with any covered proceeding. The indemnitee is not required to reimburse any advancement until a final judicial determination is made with respect thereto.
     (b) Trust Agreement
     On December 6, 2005, the Company entered into an Irrevocable Trust Agreement (the “Trust Agreement”) with the directors of the Company: Joseph Colonnetta, Jack D. Furst, Barbara Hammond, Michael D. Kelly, Christina L. Carter Urschel, Gretchen Minyard Williams, Robert H. Dedman, Jr., Sheldon I. Stein and Michael D. Lohner (collectively, the “Trustees”).
     The Trust Agreement provides for the creation of a trust known as the “Home Interiors D&O Insurance Trust” (the “Trust”) to fund certain of the Company’s obligations in respect of its director and officer insurance policies (“Policies”) for the Company and its directors and officers. The Trust Agreement requires the Company to fund the Trust with $1,150,000 in cash, which will be used to (i) pay up to $500,000 to satisfy the Company’s retention obligation under its Policies in the event a claim is made against the Policies, (ii) purchase a discovery tail under each of the Policies to cover claims made between the expiration date of the Policies or the effective time of a change in control of the Company (a “Runoff Transaction”) and the sixth anniversary of such date, and (iii) pay any taxes, fees, etc. incurred in connection with the administration of the Trust.
     The Trust Agreement requires the Company, before the expiration of each of the Policies, to certify in writing to the Trustees whether the Company has renewed each of the Policies or secured one or more replacement insurance policies with substantially equivalent coverage. The Company is also required to notify the Trustees of the closing of a Runoff Transaction. In the event that the Policies are not renewed as provided in the Trust Agreement, or a Runoff Transaction closes, the Trustee Representatives are authorized and directed to exercise the option in the Policies to purchase a discovery tail and to use the Trust funds to pay the premium for such discovery tail.

     The Trust Agreement provides for a termination of the Trust upon the earlier to occur of: (i) the date that is 30 days following the date upon which all of the Trust funds have been distributed in accordance with the Trust Agreement, (ii) September 18, 2012, unless there are outstanding claims under the Policies, in which case the Trust will terminate upon the final resolution of such claims as determined by a super majority of the Trustees, and (iii) any other date that a super majority of the Trustees shall determine. Upon termination, any funds remaining in the Trust account will be distributed to the Company.
     The Trust Agreement also provides for the Company’s indemnification of the Trustees for any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, reasonable legal counsel feels and disbursements, that may be imposed on the Trustees or incurred by any of them in connection with the performance of their duties under the Trust Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME INTERIORS & GIFTS, INC.
Date: December 12, 2005	By:	/s/ KEITH S. KRZEMINSKI
	Name:	Keith S. Krzeminski
	Title:	Senior Vice President of Finance and Chief Financial Officer

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